News Release

Contact: Debra Cope, (202) 468-3814

October 25, 2021, 8:00 AM ET

MainStreet Bank Unveils AvenuÔ Platform to Serve Fintech Partners

Solution Leverages MNSB’s Experience in Providing ‘Banking as a Service’

Fairfax, Virginia, October 25, 2021 – MainStreet Bank announces the launch of AvenuÔ, a transformative technology solution designed to meet the diverse banking and payment needs of fintech customers, including creators of mobile apps.

The innovative platform leverages the $1.7 billion bank’s experience in providing Banking as a Service (BaaS) and provides a streamlined way for fintechs to accept deposits and facilitate payments while managing risk and meeting compliance obligations.

“Over the past decade, MainStreet Bank has amassed expertise in providing Banking as a Service, and we have come to know many fintech innovators and understand their unique needs,” said Jeff W. Dick, Chairman and CEO of MainStreet Bank and its parent company, MainStreet Bancshares Inc. (Nasdaq: MNSB). “Now, by harnessing the capabilities under our AvenuÔ brand, we are scaling up to serve the booming fintech segment with a single, streamlined solution. By providing BaaS, MainStreet Bank has forged a path to access low-cost deposits, generate fee income, and tap new markets, which translates into enhanced shareholder value.”

AvenuÔ is a purpose-built solution that is designed to help MainStreet Bank’s fintech partners complete transactions smoothly, protect their resources, know their customers, and stay in compliance, said Todd Youngren, President of AvenuÔ. While the exact size of the fintech market is hard to quantify, they are significant processors of the $97 trillion in noncash payments that moved through the U.S. economy in more than 174 billion transactions during 2018, according to Federal Reserve data.

“We know BaaS backwards and forwards, and we have anticipated the concerns of both fintechs and regulators,” Youngren said. “We are innovating how money moves with our unique ‘core in a box’ solution, which enables us to get our clients up and running in 30 to 60 days.”

AvenuÔ enables fintechs to create any type of deposit account a customer needs, and provides access to transaction processing for digital and card payments of all types, Youngren explained. It enables clients to build the accounting part of their app through subledgers that are easy to reconcile. Vexing challenges that can slow down a fintech—such as customer identification, fraud and money laundering monitoring, and complaint management—are built into the solution. All transactions are tokenized for safety, and customer deposit balances are protected by the Federal Deposit Insurance Corp.  Visit Avenu.bank and click on “Learn more.”  If you like what you see, click on “Get in the queue.”

MainStreet Bank operates six branches in Herndon, Fairfax, McLean, Leesburg, Clarendon and Washington, D.C.  In addition, MainStreet Bank has 55,000 free ATMs worldwide and a fully integrated online and mobile banking solution.

The Bank is not restricted by a conventional branching system, as it can offer business customers the ability to Put Our Bank in Your Office®. With robust and easy-to-use online business banking technology, MainStreet has “put our bank” in over 1,000 businesses in the metropolitan area.

MainStreet Bank has a robust line of business and professional lending products, including government contracting lines of credit, commercial lines and term loans, residential and commercial construction, and commercial real estate.  MainStreet also works with the SBA to offer 7A and 504 lending solutions.  From sophisticated cash management to enhanced mobile banking and instant-issue Debit Cards, MainStreet Bank is always looking for ways to improve its customer experience.

MainStreet Bank was the first community bank in the Washington, D.C. metropolitan area to offer a full online business banking solution.  MainStreet Bank was also the first bank headquartered in the Commonwealth of Virginia to offer CDARS – a solution that provides multi-million-dollar FDIC insurance.  Further information on the Bank can be obtained by visiting its website at mstreetbank.com.

This release contains forward-looking statements, including our expectations with respect to future events that are subject to various risks and uncertainties.  The statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursuant,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements. Factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations include: fluctuation in market rates of interest and loan and deposit pricing, adverse changes in the overall national economy as well as adverse economic conditions in our specific market areas, maintenance and development of well-established and valued client relationships and referral source relationships, and acquisition or loss of key production personnel.